Exhibit 99.4

Use of proceeds

The net proceeds of this offering will be placed into a segregated escrow account on the closing date together with cash provided by the Company in an amount sufficient to fund the redemption of the notes and accrued and unpaid interest to, but excluding, January 4, 2011. The funds in the escrow account will be held as Collateral security for our obligations in respect of the notes pending satisfaction of the Escrow Conditions. If the Escrow Conditions are not fulfilled on or prior to December 31, 2010, the notes will be redeemed at 101% of the issue price of the notes, plus accrued and unpaid interest to, but excluding the date of redemption. Following the satisfaction of the Escrow Conditions, the escrowed funds will be released and we will thereafter use the net proceeds from this offering to repay indebtedness as described below in connection with the implementation of the Plans of Reorganization. Prior to release from escrow, the proceeds will be invested in cash and certain cash equivalents.

We estimate that the net proceeds to us from this offering of notes, after deducting estimated transaction fees associated with the notes, will be approximately $712 million. Such net proceeds, together with the net proceeds from the sale of the Convertible Notes in the Rights Offering, cash on hand and the other sources described below, will be used to repay outstanding indebtedness as specified below pursuant to the terms of the Plans of Reorganization. Actual amounts may differ from these estimates.

(dollars in millions)	Amount		Amount

Sources of Funds		Uses of Funds
Cash(1)	$496	Repayment of existing secured debt(5)	$1,258
Notes offered hereby(2)	750	Administrative and priority claims(6)	137
NAFTA Settlement(3)	125	Other secured and convenience claims	43
Convertible Notes(4)	125	Financing fees	58

Total sources	$1,496	Total uses	$1,496

(1)	Represents cash expected to be on hand on the Emergence Date that will be used to fund the uses of funds outlined herein and assumes an emergence date of October 14, 2010. The actual amount of cash available as of the Emergence Date could result in a change in the principal amount of Convertible Notes issued in the Rights Offering. See “Description of certain indebtedness—Convertible Notes.”

(2)	Represents aggregate principal amount of notes expected to be sold in this offering and does not give effect to any original issue discount.

(3)	Represents funds expected to be received from the government of Canada regarding the 2008 expropriation of certain of our assets and rights in the province of Newfoundland and Labrador (Canada). See “Summary—Recent developments—NAFTA settlement.”

(4)	Represents the estimated aggregate principal amount of 10% Convertible Senior Subordinated Notes to be issued to unsecured creditors in the Rights Offering pursuant to the Plans of Reorganization. The amount of Convertible Notes issued on the Emergence Date may be higher or lower than the $125 million reflected above depending on our actual liquidity on the Emergence Date. See “Description of certain indebtedness—Convertible Notes” for a description of how changes in our liquidity will impact the principal amount of Convertible Notes issued. In addition, the Convertible Notes reflected in the table above do not include any Escrow Notes that may subsequently be released to holders of certain unresolved claims as of the Emergence Date if such claims are later determined to be allowable claims. Upon the release of any of the Escrow Notes, the corresponding escrowed subscription price for such Escrow Notes will also be released to us.

(5)	Represents the following estimated amounts, which include principal, accrued interest and professional fees, assuming an emergence date of October 14, 2010: (i) $40 million outstanding under the Company’s DIP Facility, (ii) $120 million outstanding under Abitibi’s Securitization Facility, (iii) $354 million outstanding under the Bowater Prepetition U.S. and Canadian Credit Facilities, (iv) $363 million under the prepetition ACCC Term Loan, (v) $347 million of outstanding ACCC 13.75% Senior Secured Notes due 2011, and (vi) $34 million outstanding under the Bowater floating rate industrial revenue bonds.

(6)	Represents estimated administrative and priority claims including professional success fees, restructuring reorganization award and other fees.

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